EXHIBIT 99.5

Monster Worldwide, Inc. Announces Terms of Settlement of the Securities Class Action and Preliminary Approval of Settlement of the Derivative Actions

New York, July 31, 2008— Monster Worldwide, Inc. (NASDAQ: MNST) today announced that it has entered into a Memorandum of Understanding relating to a proposed settlement of the securities class action pending in the United States District Court for the Southern District of New York in connection with the Company’s historical stock option granting practices.  The Memorandum of Understanding memorializes the terms pursuant to which Monster Worldwide, the class action representative and the individual defendants intend to settle the securities class action, subject to court approval.  It provides for a payment to the class by the defendants of $47.5 million in full settlement of the claims asserted in the securities class action.  The Company’s cost is anticipated to be approximately $25 million (net of insurance and contribution from another defendant).  The parties expect to enter into a formal settlement agreement in the near future and to thereafter seek court approval.

Sal Iannuzzi, Chairman, President and Chief Executive Officer of Monster Worldwide, remarked, “This settlement is a positive development in the Company’s efforts to resolve the class action lawsuit and represents a major step forward in closing this chapter of the Company’s history.”

Monster Worldwide also announced today that the New York State Supreme Court has issued an order granting preliminary approval of the settlement of the New York State and Federal court derivative lawsuits.  Pursuant to the settlement, the Company will receive approximately $10 million in cash from various individuals, the Class B Common Stock held by Andrew J. McKelvey will be converted to ordinary shares of common stock, certain outstanding stock options and restricted stock units will be cancelled and the exercise price of certain outstanding options will be increased.  A final hearing to approve the settlement is scheduled for October 2, 2008.

Mr. Iannuzzi added, “The Company wishes to acknowledge the efforts of Dechert LLP, its lead external counsel, and Sullivan & Cromwell LLP, counsel to the Special Litigation Committee of the Board of Directors, in negotiating the settlements of the shareholder securities class action and derivative actions, respectively.”

About Monster Worldwide

Monster Worldwide, Inc. (NASDAQ: MNST), parent company of Monster®, the premier global online employment solution for more than a decade, strives to inspire people to improve their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 Index and the NASDAQ 100. To learn more about Monster’s industry-leading products and services, visit www.monster.com.

Contacts

Investors: Robert Jones, (212) 351-7032, Robert.Jones@monsterworldwide.com

Media:  Steve Sylven, (978) 461-8503, Steve.Sylven@monster.com

Special Note:  Except for historical information contained herein, the statements made in this release, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions or dispositions, competition, ongoing costs associated with the stock option investigations and lawsuits, costs associated with the restructuring and security breach, and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.